Exhibit 10.16

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of the 4th day of January, 2024, by and between NeOnc Technologies Holdings, Inc., a Delaware corporation (the “Company”), and Keithly A. Garnett, an individual residing at the address set forth on Schedule A hereto (the “Executive”).

INTRODUCTION

WHEREAS, the Company is in the business of the development and commercialization of treatments for intracranial malignancies, i.e., aggressive cancers located in the brain (the “Business”);

WHEREAS, the Company wishes to employ the Executive under the title and capacity set forth on Schedule A hereto; and

WHEREAS, the Executive desires to be employed by the Company in such capacity, subject to the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual promises herein below set forth, the parties hereby agree as follows:

1. Employment Period. The initial term of the Executive’s employment by the Company (directly or through its wholly-owned subsidiary NeOnc Technologies, Inc.) pursuant to this Agreement shall commence upon the effective date of the Company’s initial public offering if such public offering occurs on or before June 30, 2024 (the “Effective Date”) and shall continue for and shall continue through and expire on that date which is seven months from the Effective Date (the “Employment Period”). Thereafter, the Employment Period shall automatically renew for successive periods of one (1) year each, unless either party shall have given to the other at least fifteen (15) days’ prior written notice of their intention not to renew the Executive’s employment prior to the end of the Employment Period or the then applicable renewal term, as the case may be. In any event, the Employment Period may be terminated as provided herein.

2. Employment; Duties.

(a) Subject to the terms and conditions set forth herein, the Company hereby employs the Executive to act for the Company during the Employment Period in the capacity set forth on Schedule A hereto, and the Executive hereby accepts such employment. The duties and responsibilities of the Executive shall include such duties and responsibilities appropriate to such office and as are normally associated with and appropriate for such position and as the Company’s board of directors (the “Board”) may from time to time reasonably assign to the Executive.

(b) Executive recognizes that during the period of Executive’s employment hereunder, Executive owes an undivided duty of loyalty to the Company, and Executive will use Executive’s good faith efforts to promote and develop the business of the Company and its subsidiaries (the Company’s subsidiaries from time to time, together with any other affiliates of the Company, the “Affiliates”). Executive shall devote all of Executive’s business time, attention and skills to the performance of Executive’s services as an executive of the Company. Recognizing and acknowledging that it is essential for the protection and enhancement of the brand name, reputation and business of the Company and the goodwill pertaining thereto, Executive shall perform the Executive’s duties under this Agreement professionally, in accordance with the applicable laws, rules and regulations and such standards, policies and procedures established by the Company and the industry from time to time.

(c) However, the parties agree that: (i) Executive may devote a reasonable amount of his time to civic, community, or charitable activities and may serve as a director of other corporations (provided that any such other corporation is not a competitor of the Company, as determined by the Board) and to other types of business or public activities not expressly mentioned in this paragraph and (ii) Executive may participate as a non-employee director and/or investor in other companies and projects as disclosed by Executive to, and approved by, the Board, so long as Executive’s responsibilities with respect thereto do not conflict or interfere with the faithful performance of his duties to the Company.

3. Place of Employment. The Executive’s services shall be performed at the Company’s offices located at 8335 Sunset Boulevard, Suite 240, Los Angeles, California, 90069, at any other location at which the Company now or hereafter has a business facility, at employee’s home office, or at any other location where Executive’s presence is necessary to perform his duties. The parties acknowledge that the Executive may be required to travel in connection with the performance of his duties hereunder.

4. Base Salary. The Executive shall be entitled to receive a salary from the Company during the Employment Period at a rate per year indicated on Schedule A hereto (the “Base Salary”). Once the Board has established the Base Salary, such Base Salary shall be payable in monthly installments in accordance with the Company’s customary payroll practices. The Executive’s Base Salary may be increased on each anniversary of the Effective Date, at the Board’s sole discretion.

5. Bonus.

The Executive shall be eligible to participate in any bonus or incentive program established by the Company for executives of the Company.

6. Other Benefits.

(a) Grant of Restricted Stock Units. The Executive shall be entitled to receive a number of restricted stock units (“Restricted Stock Units”) as in accordance with the terms of a separate Restricted Stock Unit Award Agreement set forth on Exhibit A hereto. Any additional equity awards to the Executive shall be at the option of the Board.

(b) Restrictions. Any and all shares of stock, options, restricted stock units and other equity awards granted to or owned by the Executive will be subject to the share ownership guidelines and insider trading and blackout policies adopted from time to time by the Board of Directors for senior executives of the Company and will also be subject to applicable holding periods and transaction reporting requirements under applicable securities laws.

(c) Insurance and Other Benefits. During the Employment Period, the Executive and the Executive’s dependents shall be entitled to participate in any Company insurance programs and any applicable benefit plans, as the same may be adopted and/or amended from time to time (the “Benefits”). The Executive shall be bound by all of the policies and procedures relating to Benefits established by the Company from time to time.

(d) Vacation; Personal Days. During the Employment Period, the Executive shall be entitled to an annual vacation of such duration consistent with the Company’s policies from time to time, as determined by the Board. The Executive shall be entitled to paid personal days on a basis consistent with the Company’s other senior executives, as determined by the Board.

(e) Expense Reimbursement. The Company shall reimburse the Executive for all reasonable business, promotional, travel, education (a minimum of 50% as agreed) and entertainment expenses (“Reimbursable Expenses”) incurred or paid by the Executive during the Employment Period in the performance of Executive’s services under this Agreement on a basis consistent with the Company’s other senior executives, as determined by the Board, provided that the Executive furnishes to the Company appropriate documentation required by the Code and/or other taxing authorities in a timely fashion in connection with such expenses and shall furnish such other documentation and accounting as the Company may from time to time reasonably request. For purposes of this Agreement, “Code” means the U.S. Internal Revenue Code of 1986 (as it has been and may be amended from time to time) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder and any state law of similar effect.

7. Termination; Compensation Due Upon Termination of Employment. The Executive’s employment with the Company shall be entirely “at-will,” meaning that either the Executive or the Company may terminate such employment relationship by terminating this Agreement in writing delivered to the other party at any time for any reason or for no reason at all, subject, however, to the terms of this Section 7. The Executive’s right to compensation for periods after the date his employment with the Company terminates shall be determined in accordance with the provisions of paragraphs (a) through (e) below.

(a) Voluntary Resignation; Termination without Cause.

(i) Voluntary Resignation. The Executive may terminate his employment at any time upon thirty (30) days prior written notice to the Company. In the event of the Executive’s voluntary termination of employment other than for Good Reason (as defined below), the Company shall have no obligation to make payments to the Executive in accordance with the provisions of Sections 4 or 5, except as otherwise required by this Agreement or by applicable law, to provide the benefits described in Section 6 for periods after the date on which the Executive’s employment with the Company terminates due to the Executive’s voluntary resignation, except for the payment of the Executive’s Base Salary accrued through the date of such resignation.

(ii) Termination without Cause.

(A) If the Executive’s employment is terminated by the Company without Cause (as defined below): the Company shall (x) continue to pay the Executive the Base Salary (at the rate in effect on the date the Executive’s employment is terminated) until the end of the Severance Period (as defined below), and (y) pay any other accrued compensation and Benefits. The Executive shall have no further rights under this Agreement or otherwise to receive any other compensation or benefits after such termination of employment.

(B) If, following a termination of employment without Cause, the Executive breaches the provisions of Section 10 hereof or that Employee Proprietary Information and Inventions Agreement attached hereto as Exhibit B, the Executive shall not be eligible, as of the date of such breach, for the payments and benefits described in Section 7(a)(ii)(A) above, and any and all obligations and agreements of the Company with respect to such payments shall thereupon cease.

(b) Discharge for Cause. Upon written notice to the Executive, the Company may terminate the Executive’s employment for “Cause” if any of the following events shall occur:

(i) any act or omission that constitutes a material breach by the Executive of any of his obligations under this Agreement;

(ii) the willful and continued failure or refusal of the Executive to satisfactorily perform the duties reasonably required of him as an employee of the Company;

(iii) the Executive’s conviction of, or plea of nolo contendere to, (i) any felony or (ii) a crime involving dishonesty or moral turpitude or which could reflect negatively upon the Company or otherwise impair or impede its operations;

(iv) the Executive’s engaging in any misconduct, negligence, act of dishonesty (including, without limitation, theft or embezzlement), violence, threat of violence or any activity that could result in any violation of federal securities laws, in each case, that is injurious to the Company or any of its Affiliates;

(v) the Executive’s material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company;

(vi) the Executive’s refusal to follow the directions of the Board, unless such directions are, in the written opinion of legal counsel, illegal or in violation of applicable regulations;

(vii) any other willful misconduct by the Executive which is materially injurious to the financial condition or business reputation of the Company or any of its Affiliates, or

(viii) the Executive’s breach of his obligations under Section 10 hereof or under that Employee Proprietary Information and Inventions Agreement attached hereto as Exhibit B.

In the event Executive is terminated for Cause, the Company shall have no obligation to make payments to Executive in accordance with the provisions of Sections 4 or 5, or, except as otherwise required by law, to provide the benefits described in Section 6, for periods after the Executive’s employment with the Company is terminated on account of the Executive’s discharge for Cause except for the Executive’s then applicable Base Salary accrued through the date of such termination.

(c) Disability. The Company shall have the right, but shall not be obligated to, terminate the Executive’s employment hereunder in the event the Executive becomes disabled such that he is unable to discharge his duties to the Company for a period of ninety (90) consecutive days or one hundred twenty (120) days in any one hundred eighty (180) consecutive day period (unless longer periods are not required under applicable local labor regulations) (a “Permanent Disability”). In the event of a termination of employment due to a Permanent Disability, the Company shall be obligated to continue to make payments to the Executive in an amount equal to the then applicable Base Salary for the Severance Period (as defined below), payable in the form of salary continuation for the applicable Severance Period after the Executive’s employment with the Company is terminated due to a Permanent Disability. A determination of a Permanent Disability shall be made by a physician satisfactory to both the Executive and the Company; provided, however, that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and those two physicians together shall select a third physician, whose determination as to a Permanent Disability shall be binding on all parties.

(d) Death. The Executive’s employment hereunder shall terminate upon the death of the Executive. The Company shall have no obligation to make payments to the Executive in accordance with the provisions of Sections 4 or 5, or, except as otherwise required by law or the terms of any applicable benefit plan, to provide the benefits described in Section 6 for periods after the date of the Executive’s death except for then applicable Base Salary earned and accrued through the date of death, payable to the Executive’s beneficiary, as the Executive shall have indicated in writing to the Company (or if no such beneficiary has been designated, to Executive’s estate).

(e) Termination for Good Reason. The Executive may terminate this Agreement at any time for Good Reason. In the event of termination under this paragraph (e), the Company shall pay to the Executive severance in an amount equal to the Executive’s then applicable Base Salary for a period equal to the number of months set forth on Schedule A hereto (the “Severance Period”), subject to the Executive’s continued compliance with Section 10 hereof and with that Employee Proprietary Information and Inventions Agreement attached hereto as Exhibit B, payable in the form of salary continuation for the applicable Severance Period following the Executive’s termination, and subject to the Company’s regular payroll practices and required withholdings. Such severance shall be reduced by any cash remuneration paid to the Executive because of the Executive’s employment or self-employment during the Severance Period. The Executive shall continue to receive all Benefits (either through the Company or an Affiliate) during the Severance Period. The Executive shall have no further rights under this Agreement or otherwise to receive any other compensation or benefits after such resignation. For the purposes of this Agreement, “Good Reason” shall mean any of the following (without Executive’s express written consent):

(i) ;the assignment to the Executive of duties that are materially and negatively inconsistent with respect to Executive’s position and are significantly different from, and that result in a substantial diminution of, the duties that he assumed on the Effective Date;

(ii) removal of the Executive from his position as indicated on Schedule A hereto, or the assignment to the Executive of duties that are materially and negatively inconsistent with respect to Executive’s position and are significantly different from, and that result in a substantial diminution of, the duties that he assumed under this Agreement, within twelve (12) months after a Change of Control (as defined below);

(iii) a reduction by the Company in the Executive’s then applicable Base Salary or other compensation, unless said reduction is pari passu with other senior executives of the Company;

(iv) the taking of any action by the Company that would, directly or indirectly, materially reduce the Executive’s benefits, unless said reductions are pari passu with other senior executives of the Company; or

(v) a breach by the Company of any material term of this Agreement that is not cured by the Company within thirty (30) days following receipt by the Company of written notice thereof.

(f) Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 18 of this Agreement. In the event of a termination by the Company for Cause, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the date of termination, which date shall be the date of such notice. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(g) Resignation of Executive Officer. The termination of the Executive’s employment for any reason will constitute the Executive’s resignation from (i) any director, officer or employee position the Executive has with the Company or any of its Affiliates, and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance, unless otherwise required by any plan or applicable law.

8. Section 409A. It is intended that all payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations Sections 1.409A 1(b)(4), 1.409A 1(b)(5) and 1.409A 1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For all purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulations Sections 1.409A 2(b)(2)(i) and (iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service (for purposes of this Agreement, “Separation from Service” means a “separation from service”, as defined under Treasury Regulation Section 1.409A-1(h))to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the first date following expiration of the six-month period following the date of Executive’s Separation from Service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

9. Section 280G. If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement or otherwise (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” hall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

Unless Executive and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change in control transaction triggering the Payment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other reasonable time as requested by Executive or the Company.

If Executive receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section so that no portion of the remaining Payment is subject to the Excise Tax). For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section, Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

10. Non-Competition; Non-Solicitation.

(a) For the duration of the Employment Period and, unless the Company terminates the Executive’s employment without Cause, during the Severance Period (the “Non-compete Period”), the Executive shall not, directly or indirectly, except as specifically provided in the last sentence of Section 2(c) hereof, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend any credit to, or render services or advice to, any business, firm, corporation, partnership, association, joint venture or other entity that engages or conducts any business the same as or substantially similar to the Business or any other business engaged in or proposed to be engaged in or conducted by the Company and/or any of its Affiliates during the Employment Period, or then included in the future strategic plan of the Company and/or any of its Affiliates, anywhere within North America; provided, however, that the Executive may own less than 5% in the aggregate of the outstanding shares of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise), other than any such enterprise with which the Company competes or is currently engaged in a joint venture, if such securities are of a class listed on any national or regional securities exchange or have been registered under Section 12(b) or (g) of the Exchange Act.

(b) During the Employment Period and for a period of twelve (12) months following termination of the Executive’s employment with the Company, the Executive shall not solicit or attempt to recruit any employee, or independent contractor of, or consultant to, the Company, or its Affiliates, to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement; or

(c) The Executive recognizes and agrees that because a violation by the Executive of his obligations under this Section will cause irreparable harm to the Company that would be difficult to quantify and for which money damages would be inadequate, the Company shall have the right to injunctive relief to prevent or restrain any such violation, without the necessity of posting a bond. The Non-compete Period will be extended by the duration of any violation by the Executive of any of his obligations under this Section.

(d) The Executive expressly agrees that the character, duration and scope of the covenant not to compete are reasonable in light of the circumstances as they exist at the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of the covenant not to compete is unreasonable in light of the circumstances as they then exist, then it is the intention of the Executive, on the one hand, and the Company, on the other, that the covenant not to compete shall be construed by the court in such a manner as to impose only those restrictions on the conduct of the Executive which are reasonable in light of the circumstances as they then exist and necessary to assure the Company of the intended benefit of the covenant not to compete.

11. Inventions and Patents. The Executive acknowledges that all inventions, innovations, improvements, know-how, plans, development, methods, designs, analyses, specifications, software, drawings, reports and all similar or related information (whether or not patentable or reduced to practice) which related to any of the Company’s actual or proposed business activities and which are created, designed or conceived, developed or made by the Executive during the Executive’s past or future employment by the Company or any Affiliates, or any predecessor thereof (“Work Product”), belong to the Company, or its Affiliates, as applicable. Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” and ownership of all right title and interest shall rest in the Company. The Executive hereby irrevocably assigns, transfers and conveys, to the full extent permitted by law, all right, title and interest in the Work Product, on a worldwide basis, to the Company to the extent ownership of any such rights does not automatically vest in the Company under applicable law. The Executive will promptly disclose any such Work Product to the Company and perform all actions requested by the Company (whether during or after employment) to establish and confirm ownership of such Work Product by the Company (including, without limitation, assignments, consents, powers of attorney and other instruments).

12. Executive’s Representation. The Executive hereby represents that the Executive’s entry into this Agreement and performance of the services hereunder will not violate the terms or conditions of any other agreement to which the Executive is a party.

13. Arbitration of All Disputes.

(a) Agreement to Arbitrate. To ensure the timely and economical resolution of disputes that may arise between Executive and the Company, both Executive and the Company mutually agree that pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by applicable law, Executive and the Company will submit solely to final, binding and confidential arbitration any and all disputes, claims, or causes of action arising from or relating to: (i) the negotiation, execution, interpretation, performance, breach or enforcement of this Agreement; or (ii) Executive’s employment with the Company (including but not limited to all statutory claims); or (iii) the termination of Executive’s employment with the Company (including but not limited to all statutory claims). BY AGREEING TO THIS ARBITRATION PROCEDURE, BOTH EXECUTIVE AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTES THROUGH A TRIAL BY JURY OR JUDGE OR THROUGH AN ADMINISTRATIVE PROCEEDING.

(b) Arbitrator Authority. The arbitrator shall have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this Section and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition.

(c) Individual Capacity Only. All claims, disputes, or causes of action under this Section, whether by Executive or the Company, must be brought solely in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences in this Section are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.

(d) Arbitration Process. Any arbitration proceeding under this Section shall be presided over by a single arbitrator and conducted by JAMS in Los Angeles, California, or as otherwise agreed to by Executive and the Company, under the then applicable JAMS rules for the resolution of employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). Executive and the Company both have the right to be represented by legal counsel at any arbitration proceeding, at each party’s own expense. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute; (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (iii) be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the amount of court fees that would be required of Executive if the dispute were decided in a court of law.

(e) Injunctive Relief and Final Orders. Nothing in this Section is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any final award in any arbitration proceeding hereunder may be entered as a judgment in the federal and state courts of any competent jurisdiction and enforced accordingly.

14. Governing Law/Jurisdiction. This Agreement and any disputes or controversies arising hereunder shall be construed and enforced in accordance with and governed by the internal laws of the State of California without regard to the conflicts of laws principles thereof.

15. Public Company Obligations; Indemnification.

(a) Executive acknowledges that the Company intends to become a publicly reporting company whose shares of common stock will be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and whose common stock will be registered under the Exchange Act, and that, after the Company becomes a publicly reporting company, this Agreement will be subject to the public filing requirements of the Exchange Act. In addition, both parties acknowledge that the Executive’s compensation and perquisites (each as determined by the rules of the US Securities and Exchange Commission (the “SEC”) or any other regulatory body or exchange having jurisdiction) (which may include benefits or regular or occasional aid/assistance, such as recreation, club memberships, meals, education for his family, vehicle, lodging or clothing, occasional bonuses or anything else he receives, during the Employment Period and any renewals thereof, in cash or in kind) paid or payable or received or receivable under this Agreement or otherwise, and his transactions and other dealings with the Company, may be required to be publicly disclosed.

(b) Executive acknowledges and agrees that the applicable insider trading rules, transaction reporting rules, limitations on disclosure of non-public information and other requirements set forth in the Securities Act, the Exchange Act and rules and regulations promulgated by the SEC may apply to this Agreement and Executive’s employment with the Company.

(c) Executive (on behalf of himself, as well as the Executive’s executors, heirs, administrators and assigns) absolutely and unconditionally agrees to indemnify and hold harmless the Company and all of its past, present and future affiliates, executors, heirs, administrators, shareholders, employees, officers, directors, attorneys, accountants, agents, representatives, predecessors, successors and assigns from any and all claims, debts, demands, accounts, judgments, causes of action, equitable relief, damages, costs, charges, complaints, obligations, controversies, actions, suits, proceedings, expenses, responsibilities and liabilities of every kind and character whatsoever (including, but not limited to, reasonable attorneys’ fees and costs) in the event of Executive’s breach of any obligation of Executive under the Securities Act, the Exchange Act, any rules promulgated by the SEC and any other applicable federal, state or foreign laws, rules, regulations or orders.

16. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes and cancels any and all previous agreements, both written and oral, regarding the subject matter hereof between the parties hereto. This Agreement shall not be changed, altered, modified or amended, except by a written agreement signed by both parties hereto.

17. Notices. All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been given when delivered to the party to whom addressed or when sent by telecopy (if promptly confirmed by registered or certified mail, return receipt requested, prepaid and addressed) to the parties, their successors in interest, or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

(a)	to the Company at:

NeOnc Technologies Holdings, Inc.

8335 Sunset Boulevard, Suite 240

Los Angeles, California, 90069

Attn: Chief Executive Officer

Email: info@neonctech.com

with a copy to:

Manatt, Phelps and Phillips, LLP

695 Town Center Drive, 14th Floor

Costa Mesa, CA 92629

Attn: Thomas J. Poletti, Esq.

Email: tpoletti@manatt.com

(b)	to the Executive as set forth on Schedule A hereto.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided for in this Section, be deemed given upon facsimile confirmation, (iii) if delivered by mail in the manner described above to the address as provided for in this Section, be deemed given on the earlier of the third business day following mailing or upon receipt and (iv) if delivered by overnight courier to the address as provided in this Section, be deemed given on the earlier of the first business day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section). Either party may, by notice given to the other party in accordance with this Section, designate another address or person for receipt of notices hereunder.

18. Severability. If any term or provision of this Agreement, or the application thereof to any person or under any circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such terms to the persons or under circumstances other than those as to which it is invalid or unenforceable, shall be considered severable and shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law. The invalid or unenforceable provisions shall, to the extent permitted by law, be deemed amended and given such interpretation as to achieve the economic intent of this Agreement.

19. Waiver. The failure of any party to insist in any one instance or more upon strict performance of any of the terms and conditions hereof, or to exercise any right or privilege herein conferred, shall not be construed as a waiver of such terms, conditions, rights or privileges, but same shall continue to remain in full force and effect. Any waiver by any party of any violation of, breach of or default under any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.

20. Successors and Assigns. This Agreement shall be binding upon the Company and any successors and assigns of the Company. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive. The Company may assign this Agreement and its right and obligations hereunder, in whole or in part.

21. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Additionally, a facsimile counterpart of this Agreement shall have the same effect as an originally executed counterpart.

22. Headings. Headings in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

23. Opportunity to Seek Advice. The Executive acknowledges and confirms that he has had the opportunity to seek such legal, financial and other advice and representation as he has deemed appropriate in connection with this Agreement, that the Executive is fully aware of its legal effect, and that Executive has entered into it freely based on the Executive’s judgment and not on any representations or promises other than those contained in this Agreement.

24. Withholding and Payroll Practices. All salary, severance payments, bonuses or benefits payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law and shall be paid in the ordinary course pursuant to the Company’s then existing payroll practices.

[SIGNATURES TO FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

NEONC TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Dr. Thomas Chen
Name:	Dr. Thomas Chen
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Keithly A. Garnett
Name:	Keithly A. Garnett
Title:	Chief Financial Officer

Schedule A

2.	Employment

a.	Title: Chief Financial Officer

3.	Base Salary: $179,000 per year.

6(e).	Severance Period: Three months

18(b).	Executive Contact Information:

Keithly A. Garnett

505 South Flower Street, Unit 71404

Los Angeles, California 90071

Sch. A-1

Exhibit A

Form of Restricted Stock Award Agreement

A-1

Exhibit B

Form of Employee Proprietary Information
and Inventions Agreement

B-1

NEONC TECHNOLOGIES HOLDINGS, INC.

CONFIDENTIALITY AND PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

In consideration of my Service (as defined herein) with NeOnc Technologies Holdings, Inc., and the compensation now and later paid to me, directly and indirectly, I hereby agree as follows:

1. Definitions.

1.1. Company. As used in this Agreement, the “Company” refers to NeOnc Technologies Holdings, Inc. and each of its subsidiaries or affiliated companies. I recognize and agree that my obligations under this Agreement and all terms of this Agreement apply to me regardless of whether I am engaged by, employed by, or work for the Company or any other subsidiary or affiliated company of the Company. Furthermore, I understand and agree that the terms of this Agreement will continue to apply to me even if my Service is transferred at some time from one subsidiary or affiliate of the Company to another.

1.2. Company Business. As used in this Agreement, “Company Business” shall mean: (i) the development, manufacturing, distribution, marketing and/or sale of treatments for intracranial malignancies, i.e., aggressive cancers located in the brain and (ii) any other business, product or service in which the Company engages during my Services with the Company.

1.3. Competing Business. As used in this Agreement, “Competing Business” shall mean any person or entity that engages in a commercial business that is the same or substantially similar to the Company Business, and only that portion of the business that is in competition with the Company Business.

1.4. Confidential Information. As used in this Agreement, “Confidential Information” shall mean, collectively, all “Proprietary Information” and “Trade Secrets” of the Company and/or any affiliate of the Company.

1.5. Intellectual Property Rights. As used in this Agreement, the term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, moral rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country.

1.6. Invention. As used in this Agreement, the term “Invention” means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights therein.

1.7. Proprietary Information. As used in this Agreement, “Proprietary Information” shall include, without limitation, all technical and non-technical data, compilations, programs and methods, techniques, drawings, processes, financial data, actual and prospective customer lists, customer route books and materials, documents containing names and addresses of current or former customers that includes their past or present buying patterns or habits, sales reports, service reports, price lists and discount lists, methods and/or procedures regarding pricing, product cost and profit strategies or structures, product formulae, methods and/or procedures related to sales or services, methods and/or procedures of operation, special training of sales representatives, continuous market updates and merchandising strategies relating to the Company, any affiliate of the Company, and the Company Business, which is communicated to, supplied to or observed by me, either directly or indirectly, at any time during the Service relationship, whether or not received from the Company, any affiliate of the Company, or from any actual or potential customer of the Company or any affiliate of the Company, or from any person with a business relationship, whether contractual or otherwise, with the Company or any affiliate of the Company. The term “Proprietary Information” shall not include any information that I can prove: (i) was known or independently developed by me prior to the time of receipt from the Company or any affiliate, as long as such information was not acquired, either directly or indirectly, from the Company or any affiliate; (ii) is or becomes

2

publicly known through no direct or indirect act, fault or omission of my own; (iii) is or becomes part of the public domain through no direct or indirect act, fault or omission of my own; or (iv) was received by me from a third party having the legal right to transmit the same without restriction as to use and disclosure and such receipt was not in connection with any business relationship or prospective business relationship with the Company or any affiliate; provided, however, that a combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain or otherwise within such exceptions, as previously described, unless the combination itself is in the public domain or otherwise entirely within any one such exception.

1.8. Trade Secrets. As used in this Agreement, “Trade Secrets” shall mean information not generally known about the Company’s business which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality and from which the Company and/or any affiliate derives economic value from the fact that the information is not generally known to other persons who can obtain economic value from its disclosure or use, and shall include any and all Proprietary Information which may be protected as a trade secret under any applicable law, even if not specifically designated as such. Unless told otherwise, I shall treat all Proprietary Information as Trade Secrets.

1.9. Service. As used in this Agreement, “Service” means any responsibility, duty or authority consistent with the role of an employee, consultant, advisor, officer or director of the Company, including any other responsibility, duty or authority assigned from time to time by the Company.

1.10. Work Product. As used in this Agreement, “Work Product” shall mean all discoveries, improvements, techniques, designs, artwork, trade secrets, Confidential Information, trademarks, data, analyses, materials, formulas, strategic plans, acquisition strategies, research, documentation, computer programs, information technology systems, communication systems, manufacturing systems, system designs, inventions (whether or not patentable), copyrightable subject matter, works of authorship, and other confidential or proprietary information or work product (including all worldwide Intellectual Property Rights therein), whether or not patentable, and in whatever form, which I have made or conceived, or may make or conceive, either solely or jointly with others, while providing Services to the Company or any affiliate, or with the use of the time, material, resources, or facilities of the Company or any affiliate or relating to any actual or anticipated Business of the Company, or suggested by or resulting from any task assigned to me or work performed by me for or on behalf of the Company or any affiliate.

2. Confidentiality.

2.1. Protection of Confidential Information. I recognize the interest of the Company and its affiliates in maintaining the confidential nature of its Confidential Information. Accordingly, I covenant and agree that I will not, at any time, other than in the performance of my Service for the Company or any affiliate, both during and after my Service with the Company, communicate or disclose to any person or entity, or use for my benefit, or for the benefit of any other person or entity, either directly or indirectly, any Trade Secrets and/or Proprietary Information. For the purposes of this Agreement, the prohibition against the disclosure of Proprietary Information is prohibited until the information becomes publicly available through no direct or indirect fault or act of my own, or otherwise no longer qualifies as a Trade Secret. I understand that misappropriation of a trade secret of the Company in breach of this Agreement may subject me to liability under the Defend Trade Secrets Act of 2016 (the “DTSA”), entitle the Company to injunctive relief and require me to pay compensatory damages, double damages and attorneys’ fees. Nothing in the foregoing covenant shall in any way limit or impair any of the rights of the Company or any affiliate with respect to any trade secret information, including, without limitation, any information that qualifies as a trade secret under the DTSA. Notwithstanding any other provision of this letter agreement, I understand that I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I further understand that if I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the trade secrets of the Company to my attorney and use the trade secret information in the court proceeding if I file any document containing the trade secret under seal and do not disclose the trade secret except pursuant to court order.

2.2. Third Party Information. I understand, in addition, that Company has received and, in the future, will receive from third parties confidential or proprietary

3

information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my Service and thereafter, I will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, except in connection with my work for Company, Third Party Information, unless expressly authorized by an officer of the Company in writing.

2.3. No Improper Use of Information of Prior Employers and Others. I represent that my Service with Company does not and will not breach any agreement with any former employer, including any non-compete agreement or any agreement to keep in confidence information acquired by me in confidence or trust prior to my Service with Company. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict herewith. During my Service with Company, I will not improperly use or disclose any confidential information or trade secrets of any former employer or other third party to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party to whom I have an obligation of confidentiality, unless consented to in writing by that former employer or person. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.

3. Work Product and Inventions.

3.1. Protection of Work Product. I acknowledge and agree that all Work Product produced by me during my Service with the Company or any affiliate shall be considered “work for hire” as such term is defined in 17 U.S.C. § 101 et seq. I hereby assign to the Company and all affiliates all right, title and interest whatsoever in and to any and all Work Product, including all worldwide Intellectual Property Rights therein. If, for any reason, any of the Work Product does not constitute a “work made for hire,” I hereby irrevocably assign to the Company, in each case without additional consideration, all right, title and interest throughout the world in and to such Work Product, including all Intellectual Property Rights therein. I agree to promptly disclose any and all such Work Product to the Company and any affiliate, as requested, and to perform, during or after the termination of my Service and without requiring the Company or any affiliate to provide any further consideration, such further acts as may be necessary or desirable to transfer, perfect, and defend the Company’s ownership (or any affiliate’s ownership) of the Work Product as requested by the Company or any affiliate, including, without limitation the execution of such patent applications (including continuations and related materials), confirmatory assignments, instruments and documents as the Company or any affiliate deems necessary or desirable in order to effect such assignment and to protect and enforce such rights. The Company and all affiliates shall have the right to obtain and hold in its and their own name copyrights, patents, registrations, and any other protection available in the Work Product. My obligation to execute materials to effect assignment of Work Product shall survive the termination of my Service with the Company of any affiliate.

3.2. Prior Inventions. I agree that I will not incorporate, or permit to be incorporated, Prior Inventions (defined below) in any Company Inventions (defined below) without Company’s prior written consent. In addition, I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU GPL or LGPL or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company. I have disclosed on Exhibit A a complete list of all Inventions that I have, or I have caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of my Service with Company, in which I have an ownership interest or which I have a license to use, and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no Prior Inventions are listed in Exhibit A, I warrant that there are no Prior Inventions. If, in the course of my Service with Company, I incorporate a Prior Invention into a Company process, machine or other work, I hereby grant Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.

3.3. Assignment of Company Inventions. Subject to the section titled “Government or Third Party” and except for Inventions that I can prove qualify fully under the provisions of California Labor Code section 2870 (or

4

any similar law in an applicable jurisdiction) and I have set forth in Exhibit A, I hereby assign and agree to assign in the future (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, in the course of my Service with the Company. Inventions assigned to Company or to a third party as directed by Company pursuant to the section titled “Government or Third Party” are referred to in this Agreement as “Company Inventions.”

3.4. Obligation to Keep Company Informed. During the period of my Service and for one (1) year thereafter, I will promptly and fully disclose to Company in writing (a) all Inventions or Work Product authored, conceived, or reduced to practice by me, either alone or with others, including any that might be covered under California Labor Code section 2870 (or any similar law in any applicable jurisdiction), and (b) all patent applications filed by me or in which I am named as an inventor or co-inventor, if any.

3.5. Government or Third Party. I also agree to assign all my right, title, and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by Company.

3.6. Enforcement of Intellectual Property Rights and Assistance. During the period of my Service and thereafter, I will assist Company in every proper way to obtain and enforce United States and foreign Intellectual Property Rights relating to Company Inventions in all countries. In the event Company is unable to secure my signature on any document needed in connection with such purposes, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act on my behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me.

4. Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Inventions or Work Product made by me during the period of my Service with Company, if any, which records shall be available to, and remain the sole property of, Company at all times.

5. Return Of Company Property. Upon termination

of my Service or upon Company’s request at any other time, I will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information of Company, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to stockholders of the Company; and (iii) my copies of my agreements with the Company. I agree that I will not copy, delete, or alter any Confidential Information contained upon my Company computer immediately before I return it to Company. I further agree that any property situated on Company’s premises and owned by Company is subject to inspection by Company personnel at any time with or without notice.

6. Notification Of New Employer. In the event that my Service with the Company terminates, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement, by Company’s providing a copy of this Agreement or otherwise.

7. General Provisions.

7.1. Governing Law. This Agreement will be governed by and construed according to the laws of the State of California, without reference to conflict of laws principles

7.2. Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will be unimpaired and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

7.3. Survival. This Agreement shall survive the termination of my Service and the assignment of this Agreement by Company to any successor-in-interest or other assignee and be binding upon my heirs and legal representatives.

7.4. Continuation of Service. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of Service with Company, nor shall it interfere in any way with my right or Company’s right to terminate my Service at any time, with or without cause and with or without advance notice.

7.5. Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt

5

requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, any such notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, any such notice shall be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of such change to the other party.

7.6. Legal Remedies. I acknowledge and agree that the Company and its affiliates, as applicable, will suffer irreparable loss and damage if I breach or violate any of the restrictions and agreements contained in this Agreement. I therefore agree that, in addition to any other remedies available, the Company and its affiliates, as applicable, shall be entitled to a temporary restraining order, preliminary injunction and/or permanent injunction, without any bond or other security being required, to prevent a breach or contemplated breach by me and by any person or entity to whom I provide or propose to provide any services in violation of any of the covenants or agreements contained in this Agreement. Any rights created by this Agreement shall be in addition to, and not in lieu of, any other remedies that may exist under any applicable law or in equity.

7.7. Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

7.8. Export. I agree not to export, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, to countries outside the United States, because such export could be in violation of the United States export laws or regulations.

7.9. Entire Agreement. The obligations pursuant to sections of this Agreement titled “Confidentiality” and “Inventions” shall apply to any time during which I was previously employed, or am in the future employed, by Company as an independent contractor if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matters hereof and supersedes and merges all prior communications between us with respect to such matters. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and a duly authorized officer of the Company. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

[Remainder of Page Intentionally Left Blank]

6

This Agreement shall be effective as of the first day of my Service with the Company.

I have read, understand, and accept this agreement and have been given the opportunity to review it with independent legal counsel.

Print Name:

Date:

Accepted and Agreed To:

NEONC TECHNOLOGIES HOLDINGS, INC., a Delaware corporation

By:
Name:
Title:

Date:

[Signature Page to Confidentiality and Proprietary Information and Inventions Agreement]

7

EXHIBIT A

INVENTIONS

1.	Prior Inventions Disclosure. The following is a complete list of all Prior Inventions:

☐	None

☐	See immediately below:

2.	Limited Exclusion Notification.

This is to notify you in accordance with California Labor Code section 2870 (or any similar law in an applicable jurisdiction) that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

a. Relate at the time of conception or reduction to practice to Company’s business actual or demonstrably anticipated research or development; or

b. Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

To the extent permitted by applicable law, this limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.

A-1